Exhibit 10.9

MASSEY ENERGY COMPANY

Stock Option Agreement

50,000 Nonqualified Stock Options

THIS AGREEMENT dated as of the 15th day of November, 2005, between MASSEY ENERGY COMPANY, a Delaware Corporation (the “Company”) and Baxter F. Phillips, Jr. (“Participant”) is made pursuant and subject to the provisions of the Massey Energy Company 1996 Executive Stock Plan as amended and restated effective November 30, 2000 (the “Plan”), a copy of which is attached. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1. Award of Stock Options. Pursuant to the Plan, the Company, on November 15, 2005 (the “Date of Grant”), granted to Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, an award of 50,000 Nonqualified Stock Options, hereinafter described as “Stock Options” or “Option” at the option price of $38.33 per share, being not less than the Fair Market Value of such shares on the Date of Grant. This Option is exercisable as hereinafter provided.

2. Nontransferability. This Option may not be transferred except by will or by the laws of descent and distribution. During Participant’s lifetime, this Option may be exercised only by Participant.

3. Expiration Date. This Option shall expire ten years from the Date of Grant (the “Expiration Date”).

4. Exercisability. Subject to Paragraph 7 and except as provided in Paragraph 8 below, the Participant’s interest in the Stock Options shall become exercisable (“Vested”) on November 1, 2008. Once this Option has become exercisable in accordance with the preceding sentence it shall continue to be exercisable until the termination of Participant’s rights hereunder pursuant to Paragraph 5, 6, 7, or 8 or until the Option has expired pursuant to Paragraph 3. A partial exercise of this Option shall not affect Participant’s right to exercise this Option with respect to the remaining shares, subject to the conditions of the Plan and this Agreement.

5. Death, Retirement or Disability. If the Participant dies, Retires, or becomes permanently and totally disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (“Permanently and Totally Disabled”) while in the employ of the Company or a Subsidiary and prior to the forfeiture of the Stock Options under Paragraph 7, the Participant shall thereupon become entitled to exercise such Stock Options in full to the extent not exercised as of the date of Participant’s death, Retirement or becoming Permanently and Totally Disabled, and all such unexercised Stock Options shall be exercisable by the Participant (or if the Participant is deceased, his estate or other successor in interest following the Participant’s death) during the remainder of the period preceding the Expiration Date or until the date that is three years after the date of Participant’s death, Retirement or Total and Permanent Disability, whichever is shorter. For purposes of this Agreement, “Retire” or “Retirement” means retiring from the employ of the Company on or after the attainment of age 55.

6. Exercise After Termination of Employment. If the Participant ceases to be employed by the Company and its Subsidiaries prior to the Expiration Date for reasons other than death, Retirement or Permanent and Total Disability, this Option shall be exercisable to the extent exercisable under Paragraph 4, during the remainder of the period preceding the Expiration Date or until the date that is three months after the date he ceases to be employed by the Company and its Subsidiaries for reasons other than death, Retirement or Permanent and Total Disability, whichever is shorter.

7. Forfeiture. Subject to the preceding paragraph and Paragraph 8 below, all Stock Options that are not then Vested shall be forfeited if the Participant’s employment with the Company and its Subsidiaries terminates for any reason other than on account of the Participant’s death, retirement, or becoming Permanently and Totally Disabled.

8. Change in Control. Notwithstanding any other provision of this Agreement, Participant’s Stock Options shall be Vested if Participant’s employment terminates within two years following a Change in Control.

9. Notice. Any notice or other communications given pursuant to this Agreement shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company:

By hand-delivery:	By mail:
Massey Energy Company	Massey Energy Company
Attention: General Counsel	Attention: General Counsel
4 North Fourth Street	P.O. Box 26765
Richmond, Virginia 23219	Richmond, Virginia 23261

If to the Participant:

10. Confidentiality. Participant agrees that this Agreement and the receipt of Stock Options subject to this award are conditioned upon the Participant not disclosing the terms of this Agreement or the receipt of the Stock Options to anyone other than Participant’s spouse, confidential financial advisor, or senior management of the Company prior to the date Participant is Vested in Stock Options. If Participant discloses such information to any person other than those named in the prior sentence, Participant agrees that this award will be forfeited.

11. Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle Participant to a fractional share such fraction shall be disregarded.

12. No Right to Continued Employment. This Agreement does not confer upon the Participant any right to continue in the employ of the Company or a Subsidiary, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate such employment at any time.

13. Change in Capital Structure. The terms of this Agreement shall be adjusted as the Committee determines is equitably required in the event that (a) the Company (i) effects one or more stock dividends, stock splits, subdivisions or consolidations of shares or (ii) engages in a transaction to which Section 424 of the Code applies or (b) there occurs any other event which, in the judgment of the Committee, necessitates such action.

14. Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

15. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

16. Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

17. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

18. Taxes. The Participant shall make arrangements acceptable to the Company for the satisfaction of income and employment tax withholding requirements attributable to the exercise of any Stock Option.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.

MASSEY ENERGY COMPANY

By:
Executive Vice President and Chief
Administrative Officer

Participant